[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated November 28, 2006

UBS AG 100% Principal Protection Notes
Linked to a Global Index Basket
OFFERING GROWTH POTENTIAL WITH PRINCIPAL PROTECTION

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INDICATIVE TERMS
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Issuer                        UBS AG (Jersey Branch)
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Issue Price                   $10 per Note
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Underlying Index              33.34% S&P 500(R) Index
Basket and                    33.33% Dow Jones EuroStoxx 50(SM) Index
weightings                    33.33% Nikkei(R) 225 Index
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Term                          4 years
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Payment on                    Investors will receive a cash payment at
Maturity Date                 Maturity, based on the Basket Return,
                              equal to the greater of:

                              o 100% OF YOUR PRINCIPAL PLUS AN ADDITIONAL PAYMENT EQUAL TO THE PARTICIPATION RATE MULTIPLIED BY THE BASKET RETURN

                              o   100% OF YOUR PRINCIPAL
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Participation                 If the Basket Return is positive, the
Rate                          Participation Rate will equal 102.50% to
                              112.50% (to be determined on the trade date). If
                              the Basket Return is negative, the Participation
                              Rate will equal 1.
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Basket Return                 Basket Ending Level - Basket Starting Level
                              -------------------------------------------
                                        Basket Starting Level
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Basket Starting Level         100
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Basket Ending Level           The closing level of the Basket Return on
                              the Final Valuation Date
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Trade Date (expected)*        December 20, 2006
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Settlement Date
(expected)*                   December 28, 2006
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Final Valuation Date
(expected)*                   December 22, 2010
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Maturity Date (expected)*     December 31, 2010
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PRODUCT DESCRIPTION
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Principal Protected Notes provide exposure to potential price appreciation in a basket of global indices as well as full principal protection at maturity. Principal protected investments issued at UBS can help reduce portfolio risk while maintaining exposure to equities. Principal protection only applies at maturity.



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BENEFITS
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o    Growth Potential - Investors receive enhanced upside participation in the performance of a global index basket

o Preservation of Capital - At maturity, you will receive a cash payment equal to at least 100% of your principal

o Diversification - Investors can diversity in a principal protected investment linked to a basket of indices

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 107.50% x POSITIVE BASKET RETURN; 100% PRINCIPAL PROTECTION AT
MATURITY

                                BASKET                                   NOTES
                                RETURN                                   RETURN
                               --------  -----------------------------  --------
                                  40%                                    43.00%
                                  30%      107.50x BASKET RETURN    >    32.25%
                                  20%                                    21.50%
                                  10%                                    10.75%
                               --------  -----------------------------  --------
    [GRAPHIC OMITTED]          --------  -----------------------------  --------
                                   0%                                        0%
                               --------  -----------------------------  --------
                               --------  -----------------------------  --------
                                 -10%                                      -10%
                                 -20%     100% PRINCIPAL PROTECTION >      -20%
                                 -30%                                      -30%
                                 -40%                                      -40%
                               --------  -----------------------------  --------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated November 28, 2006.

We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you of any material changes to the terms of the Notes.

* In the event that we make any change to the expected trade date and settlement date, the final valuation date and the maturity date will be changed to ensure that the stated term of the Notes remains the same.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated November 28, 2006

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INDEX DESCRIPTION
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THE S&P 500(R) INDEX (SPX) measures the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

THE DOW JONES EURO STOXX 50(SM) INDEX (SX5E) consists of 50 European stocks from those countries participating in the European Monetary Union.

THE NIKKEI(R) 225 INDEX (NKY) is based on 225 underlying stocks listed in the Tokyo Stock Exchange.






HISTORICAL PERFORMANCE OF ANY INDEX IS NOT INDICATIVE OF FUTURE PERFORMANCE.

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HISTORICAL PERFORMANCE OF THE BASKET INDEX
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The graph below illustrates the performance of the indices from 1/29/88 to
11/24/06 - BLOOMBERG L. P.



                               [GRAPHIC OMITTED]



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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You seek an investment with a return linked to the performance of the Basket Indices

o You seek an investment that offers full principal protection on the Notes when held to maturity

o    You are willing to hold the Notes to maturity

o    You do not seek current income from this investment

o You are willing to invest in the Notes based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on trade date)

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You do not seek exposure to any of the U.S., European or Asian equity markets

o    You are unable or unwilling to hold the Notes to maturity

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

o    You seek current income from your investments

o    You seek an investment for which there will be an active secondary market

KEY RISKS:

o Principal protection only if you hold the Notes to maturity--You should be willing to hold your Notes to maturity

o Market risk--Amounts payable on the Notes and their market value will depend on the performance of the Index Basket

o No interest payments--You will not receive any periodic interest payments on the Notes

o No direct exposure to fluctuations in foreign exchange rates--The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies of the underlying Index Basket

o There may be little or no secondary market for the Notes - The Notes will not be listed or displayed on any securities exchange

INVESTORS ARE URGED TO REVIEW THE "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC UNDER REGISTRATION STATEMENT NO. 333-132747 FOR THE OFFERING TO WHICH THIS COMMUNICATIONS RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836.